Exhibit 3.33

ARTICLES OF INCORPORATION

OF

HATTINGH HOLDINGS, INC.

Article I

Name

The name of this Corporation shall be Hattingh Holdings, Inc.

Article II

Purpose

The general nature of the business of the Corporation and the objects and purposes proposed to be transacted, promoted, and carried on by it are:

(a)          To provide prosthetic and orthotic services and devices to patients; and

(b)          To transact any or all lawful business for which corporations may be incorporated under Chapter 23B.03 of the Revised Code of Washington.

Article III

Shares

The corporation is authorized to issue 50,000 shares of common stock, without par value.

Article IV

Actions by Consent

Pursuant to RCW 23B.07.040, action may be taken without a vote and without a meeting if the action is taken by shareholders entitled to vote holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. If action is taken by less than unanimous consent, written notice of the action complying with RCW 23B.07.040 shall be given to nonconsenting shareholders, and except as otherwise provided by RCW23B.07.040, the action shall be effective the earlier of the day after written notice is delivered to all nonconsenting shareholders or three days after written notice is mailed to all nonconsenting shareholders.

Article V

Voting Requirements

Pursuant to RCW 23B10.030(5), RCW 23B 11.030(5) and RCW 23B12.020(5), all matters thereunder requiring approval by a greater than majority vote by the Shareholders shall be authorized if approved by a majority of all the votes entitled to vote on the matter or transaction.

Article VI

Registered Agent

The registered agent of this Corporation and the street address of the registered office of this Corporation are as follows:

Registered Office Street
Registered Agent	and Mailing Address

SC&B Services, Inc.	999 Third Avenue, Suite 3000
Seattle, WA 98104-4088

Article VII

Preemptive Rights

Shareholders of this Corporation shall not have preemptive rights to acquire additional shares issued by this Corporation.

Article VIII

Cumulative Voting

Shareholders of this Corporation shall not have cumulative voting rights for electing directors.

Article IX

Directors

1. Name and Number. The number of directors of this Corporation and the manner in which such directors are to be elected shall be as set forth in the bylaws. The name and address of the initial director is as follows:

2

Name	Address

Jan Hattingh	600 Broadway, Suite 190
Seattle, WA 98122

2. Limitation on Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

(a)           Acts or omissions involving intentional misconduct by the director or knowing violation of law by the director;

(b)           Conduct violating RCW 23B.08.310 (which involves certain distributions by the Corporation); or

(c)           Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

Article X
Indemnification

The Corporation shall indemnify and advance expenses to its directors, officers, agents, and employees as follows:

1. Directors. The Corporation shall indemnify its directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force, without regard to the limitations in RCW 23B.08.510 through RCW 23B.08.550. However, such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director finally adjudged to be in violation of RCW 238.08.310; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Corporation shall advance the reasonable expenses, including attorneys’ fees incurred by the director pursuant to the terms set forth in the Bylaws, or in a separate directors resolution or contract.

2.              Officers. The Corporation shall indemnify and advance expenses to an officer who is not a director to the same extent as a director.

3.             Agents and Employees. The Corporation shall have the power to indemnify and advance expenses to agents and employees of the Corporation who are not directors or officers, to such extent as may be permitted by the Washington Business Corporation Act now or hereafter in force, and as provided in the Bylaws or in a separate directors’ resolution or contract.

4.             Implementation. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts, or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

5.             Survival of Indemnification Rights. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Article XI Incorporator

The name and address of the incorporator is Bryan P. Coluccio, 999 Third Avenue, Suite 3000, Seattle, Washington 98104-4088.

IN WITNESS WHEREOF, the incorporator hereinabove named has executed these Articles of Incorporation this 7th day of June, 1999.

/s/ Bryan P. Coluccio
Bryan P. Coluccio, Incorporator